Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is made as of October 4, 2006, between GVI Security Solutions, Inc., a Delaware corporation (the “Company”) and Steven E. Walin (“Walin”).

RECITALS

WHEREAS, Walin and the Company are parties to an Employment Agreement, dated as of January 31, 2006 (the “Employment Agreement”), whereby Walin is employed as Chief Executive Officer of the Company; and

WHEREAS, pursuant to the terms of the Employment Agreement, Walin was entitled to receive options to purchase shares of common stock, $.001 par value per share, of the Company; and

WHEREAS, the Company is conducting a private placement (the “Offering”) of up to $5 million of Subordinated Secured Convertible Notes (the “Notes”); and

WHEREAS, in connection with the Offering, Walin and the Company have agreed to amend certain terms of the Employment Agreement and cancel the options agreed to be granted thereunder, as set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.  Surrender of Stock Options.

(a)  Walin hereby agrees that the option issued to him under Section 6(a) of the Employment Agreement to purchase an aggregate of 3,000,000 shares of the Company’s common stock, par value $.001 per share, evidenced by the Option Agreement dated as of March 6, 2006, between Walin and the Company, is hereby cancelled and of no further force or effect, and Walin shall have no further rights with respect to such option.

(b)  Walin hereby waives any rights he may have pursuant to Section 6(b) of the Employment Agreement, and the Employment Agreement is hereby amended by deleting Section 6(b) thereof in its entirety.

2.  New Stock Option Grant. The Company shall grant to Walin a 10-year option (the “New Option”) to purchase 94,089,763 shares of the Company’s common stock (the “Option Shares”). The exercise price with respect to the Option Shares shall be $.004 per share. Twenty-five percent of the Option Shares shall be immediately exercisable and the remaining 75% of the Option Shares shall become exercisable ratably over 36 months on a monthly basis commencing November 1, 2006, provided that Walin is employed by the Company on each such date. Walin will not exercise New Option unless and until the Company has effected the reverse stock split necessary to permit the conversion of the Notes in accordance with their terms. In addition, the New Option shall be governed by the applicable plan and option agreement.

3.  Amendment to Cause. The definition of “Cause” in Section 1(e) of the Employment Agreement is hereby amended by adding a new subclause (iv) as follows:

“(iv) net income for the Company for the three months ending June 30, 2007 shall be less than $0.00. Net income shall be calculated in accordance with GAAP consistent with the Company’s financial reporting practices, except that there shall be excluded from the calculation of net income for the purposes of this clause (iv) (A) cash and non-cash transaction expenses incurred as a result of the Company’s private placement of 6% Subordinated Secured Convertible Promissory Notes (the “Notes”) and any subsequent capital raising transaction (including, without limitation, (x) legal and accounting fees resulting from such transactions, (y) costs associated with a consulting arrangement with W-Net, and (z) amortization expense  associated with the convertibility of the Notes), and (B) non-cash compensation expenses attributable to new options granted to senior management.”

4.  Governing Law.  This Amendment shall be governed in all respects by the laws of the State of New York without reference to its choice of law rules.

5.  Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.  Entire Agreement; Amendment.  This Amendment constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Amendment nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged. Except as specifically amended in this Amendment, the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

7.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

8.  Severability.  The holding of any provision of this Amendment to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Amendment, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GVI SECURITY SOLUTIONS, INC.

By:
Name:
Title:

Steven Walin